Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-40434, 333-52334, and 333-98219 on Form S-8 of Edwards Lifesciences Corporation of our report dated June 16, 2017, relating to the financial statements and the supplemental schedule of the Edwards Lifesciences Technology SARL Retirement Savings Plan, which appears in this Annual Report on Form 11-K of the Edwards Lifesciences Technology SARL Retirement Savings Plan for the year ended December 31, 2016.

/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
June 16, 2017